                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    Form 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                  OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
                    SECTIONS 13 AND 15(d) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                        Commission File No.    0-21736

                 BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)


              Box 21, 240 Main Street, Black Hawk, Colorado 80422
  --------------------------------------------------------------------------
  (Address and telephone number of Registrant's principal executive offices)

                         Common Stock, $.001 Par Value
           --------------------------------------------------------
           (Title of each class of securities covered by this Form)



                                     None
       ----------------------------------------------------------------
       (Title of all other class of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]
     Rule 12g-4(a)(1)(ii)     [_]
     Rule 12g-4(a)(2)(i)      [_]
     Rule 12g-4(a)(2)(ii)     [_]
     Rule 12h-3(b)(1)(i)      [_]
     Rule 12h-3(b)(1)(ii)     [_]
     Rule 12h-3(b)(2)(i)      [_]
     Rule 12h-3(b)(2)(ii)     [_]
     Rule 15d-6               [_]

     Approximate number of holders of record as the certification or notice date: One (1)
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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Black Hawk Gaming & Development Company, Inc. has duly caused this certification and notice to be signed on its behalf by the undersigned thereunto duly authorized.

                                    BLACK HAWK GAMING &
                                    DEVELOPMENT COMPANY, INC.



                                    By: /s/ Stephen R. Roark
                                       ----------------------------------
                                       Stephen R. Roark, President

Date: February 22, 2002